Exhibit 10.10

$865,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

among

BUNGE LIMITED FINANCE CORP.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

and

COBANK, ACB,
as Administrative Agent and Lead Arranger

Dated as of June 17, 2014

i

4.1	Conditions to Effectiveness	29
4.2	Conditions to Each Loan	31

SECTION 5.	COVENANTS	31

5.1	Affirmative Covenants	31
5.2	Negative Covenants	34
5.3	Use of Websites	35

SECTION 6.	EVENTS OF DEFAULT	36

SECTION 7.	AGENCY	39

7.1	Appointment	39
7.2	Delegation of Duties	39
7.3	Exculpatory Provisions	39
7.4	Reliance by Administrative Agent	39
7.5	Notice of Default	40
7.6	Non-Reliance on Administrative Agent and Other Lenders	40
7.7	Indemnification	40
7.8	Administrative Agent in Its Individual Capacity	41
7.9	Successor Administrative Agent	41
7.10	Administrative Agent Communications	41

SECTION 8.	MISCELLANEOUS	42

8.1	Amendments and Waivers	42
8.2	Notices	43
8.3	No Waiver; Cumulative Remedies	43
8.4	Survival of Representations and Warranties	44
8.5	Payment of Expenses	44
8.6	Successors and Assigns; Participations and Assignments	45
8.7	Adjustments; Set-off	48
8.8	Counterparts	48
8.9	Severability	48
8.10	Integration	49
8.11	GOVERNING LAW	49
8.12	Submission To Jurisdiction; Waivers	49
8.13	Acknowledgements	49
8.14	Confidentiality	50
8.15	WAIVERS OF JURY TRIAL	50
8.16	No Bankruptcy Petition Against the Borrower; Liability of the Borrower	50
8.17	Conversion of Approved Currencies into Dollars	51
8.18	U.S.A. Patriot Act	51
8.19	Amendment and Restatement	51

ii

SCHEDULES:

1.1	Commitments
3.3	Consents, Authorizations, Filings and Notices

EXHIBITS:

A	Form of Guaranty Agreement
B-1	Form of Borrower Responsible Officer’s Certificate
B-2	Form of Borrower Secretary Certificate
B-3	Form of Guarantor Responsible Officer’s Certificate
B-4	Form of Guarantor Assistant Secretary Certificate
C	Form of Assignment and Acceptance
D-1	Form of Legal Opinion of Reed Smith LLP
D-2	Form of Legal Opinion of Conyers Dill & Pearman Limited
E	Form of Exemption Certificate
F	Form of Commitment Increase Supplement
G	Form of Additional Lender Supplement
H	Closing Date Voting Participants

iii

THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (as amended, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), dated as of June 17, 2014, is among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and COBANK, ACB, a federally chartered instrumentality of the United States, as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1.                         DEFINITIONS

1.1                               Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Adjusted LIBO Rate”:  with respect to any Eurocurrency Loan for each day during each Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent”:  CoBank, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”:  with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  as defined in the preamble hereto.

“Annex X”:  Annex X (as amended, supplemented or otherwise modified and in effect from time to time) attached to the Pooling Agreement.

“Applicable Margin”:  the per annum rate set forth in the applicable row of the table below:

Rating	Spread
Level I	1.050%
Level II	1.175%
Level III	1.300%
Level IV	1.425%
Level V	1.675%

“Applicable Moody’s Rating”:  the senior long-term unsecured debt rating that Moody’s provides of (i) the Guarantor or (ii) if Moody’s does not provide such a rating of the Guarantor, then the Master Trust or (iii) if Moody’s does not provide such a rating of the Guarantor or the Master Trust, then the Borrower.

“Applicable S&P Rating”:  the senior long-term unsecured debt rating that S&P provides of (i) the Guarantor or (ii) if S&P does not provide such a rating of the Guarantor, then the Master Trust or (iii) if S&P does not provide such a rating of the Guarantor or the Master Trust, then the Borrower.

“Assignee”:  as defined in Section 8.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit C.

“Assignor”:  as defined in Section 8.6(c).

“Available Commitment”:  as to any Lender at any time, an amount equal to such Lender’s Commitment then in effect minus:

(a)                                 the principal amount of its outstanding Loans on such date; and

(b)                                 for purposes of Section 2.2 only, in relation to any proposed borrowing or Loan, the principal amount of any Loans that are due to be made by such Lender on or before the proposed Borrowing Date.

“BAFC”:  Bunge Asset Funding Corp., a Delaware corporation, and its successors and permitted assigns.

“BASEL III”:  the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems”, “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010.

“Benefitted Lender”:  as defined in Section 8.7(a).

“BFE”:  Bunge Finance Europe B.V., a company organized under the laws of The Netherlands, and its successors and permitted assigns.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors”:  with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Borrower”:  as defined in the preamble hereto.

“Borrower Account”:  any account established by or for the Borrower, other than the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), for the purpose of depositing funds borrowed hereunder or under any Pari Passu Indebtedness, any amounts paid pursuant to the Series 2002-1 VFC and all amounts received with respect to Hedge Agreements.

“Borrower Permitted Lien”:  Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.

“Borrowing”:  Loans of the same Type and currency, made, converted or continued on the same date to the Borrower and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Borrowing Time”:  as defined in Section 2.2.

“Bunge Funding”:  Bunge Funding, Inc., a Delaware corporation, and its successors and permitted assigns.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Stock”:  with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).

“Change in Control”:  the occurrence of any of the following:

(1)                                 the Guarantor becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Guarantor then outstanding;

(2)                                 the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Guarantor; or

(3)                                 the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors.

“Closing Date”: June 17, 2014 or such later Business Day as may be mutually agreed upon in writing by the Borrower and the Administrative Agent, provided that on or before that date the conditions precedent set forth in Section 4.1 have been satisfied (or waived in a manner acceptable to the Administrative Agent in its sole discretion).

“CoBank”: CoBank, ACB, a federally chartered instrumentality of the United States.

“Code”:  the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender to make Loans in an aggregate principal amount not to exceed that Lender’s Commitment Amount.

“Commitment Amount”: as to any Lender, that Lender’s Initial Commitment Amount, as the same may be reduced from time to time pursuant to the terms hereof

“Commitment Fee Rate”:  the rate per annum set forth in the applicable row of the table below:

Rating	Commitment Fee Rate
Level I	0.125%
Level II	0.150%
Level III	0.200%
Level IV	0.225%
Level V	0.275%

“Commitment Period”:  the period from and including the Closing Date to the earlier of (a) the Termination Date or (b) the date of termination of the Commitments in accordance with the terms hereof.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 8.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Directors”:  as of any date of determination, any member of the Board of Directors of the Guarantor who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Daily Report”:  a report prepared by the Servicer on each Business Day required pursuant to Section 4.01 of the Servicing Agreement or Section 5.1(o) of this Agreement, in substantially the form of Exhibit B attached to the Series 2002-1 Supplement.

“Default”:  any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulted Loan”:  any Purchased Loan with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least eight (8) days or more.

“Defaulting Lender”:  any Lender that (a) has failed to fund any portion of its Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement cannot be satisfied), (c) has otherwise failed to pay over to the Administrative Agent any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (d) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a “Defaulting Lender” solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or instrumentality thereof.

“Delinquent Loan”:  any Purchased Loan (a) with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least one (1) day but not greater than seven (7) days or (b) as to which an Insolvency Event has occurred with respect to the related Obligor.

“Designated Obligors”:  the Guarantor and the Subsidiaries of the Guarantor set forth on Schedule IV to the Guaranty Agreement hereto (and their successors) and any other Subsidiaries of the Guarantor designated by the Guarantor from time to time that satisfy the conditions set forth in the definition of “Eligible Obligor” in Annex X to the Pooling Agreement. Notwithstanding the immediately preceding sentence, with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), the Guarantor may from time to time identify the Guarantor and certain Subsidiaries that shall not be classified as Designated Obligors.

“Designated Website”:  as defined in Section 5.3(a).

“Dollar Equivalent”:  on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Master Trust Approved Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(e) using the Rate of Exchange with respect to such currency on such date in effect under the provisions of such Section.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, the filing of an application for a minimum funding waiver with respect to a Plan, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (h) a determination that any Plan is, or is expected to be, in “at risk” status, within the meaning of Section 430 of the Code; or (i) the receipt by the Borrower or any of its ERISA Affiliates of a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“Euro” and “EUR”:  the single lawful currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to a treaty establishing the European Union (as amended from time to time).

“Eurocurrency”:  when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (which term shall (for the avoidance of doubt) not include Loans bearing interest at the Weekly Reset LIBO Rate).

“Event of Default”:  any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”:  the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: any of the following Taxes imposed on, or required to be withheld or deducted from a payment to, a Lender or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or other recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the failure by the Lender to comply with Section 2.13(e) or 2.13(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Farm Credit Lender”: a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable to and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”:  for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Funding Office”:  the office of the Administrative Agent specified in Section 8.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group Members”:  the collective reference to the Borrower, the Guarantor and the Designated Obligors.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of

(a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”:  Bunge Limited, a company incorporated under the laws of Bermuda, as guarantor pursuant to the Guaranty Agreement.

“Guaranty Agreement”:  the Amended and Restated Guaranty to be executed and delivered by the Guarantor, substantially in the form of Exhibit A.

“Hedge Agreements”:                    all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Hedge Termination Amounts”:  as the context requires hereunder, all amounts (i) due and owing by the Borrower or (ii) received by the Borrower, in each case in connection with the termination of a Hedge Agreement entered into by the Borrower.

“Indebtedness”:  as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (h) all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Commitment Amount”:  as to any Lender, the amount set forth under the heading “Initial Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased or reduced from time to time pursuant to the terms hereof. The original aggregate amount of the Initial Commitment Amounts is $865,000,000.

“Insolvency Event”:  as defined in Annex X to the Pooling Agreement.

“Interest Payment Date”:  (a) as to any Weekly Reset LIBO Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan, and ending one, two, three, six or, if available to all of the Lenders, twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurocurrency Loan, and ending one, two, three, six or, if available to all of the Lenders, twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M. on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  the Borrower may not select an Interest Period that would extend beyond the Termination Date;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the Borrower shall select Interest Periods so as not to require a payment or prepayment of the principal of any Eurocurrency Loan during an Interest Period for such Loan.

“Investor Certificateholder”:  as defined in Annex X to the Pooling Agreement.

“Lender Affiliate”:  (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”:  as defined in the preamble hereto; provided, that (i) unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and (ii) for the sole purpose of determining voting rights under this Agreement and the other Loan Documents, each reference herein to the Lenders shall include the Voting Participants.

“Level I”, “Level II”, “Level III”, “Level IV” and “Level V”:  the respective Level set forth below:

	S&P	Moody’s
Level I	A- or higher	A3 or higher
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	BB+ or lower	Ba1 or lower

provided that if on any day the Applicable Moody’s Rating and the Applicable S&P Rating do not coincide for any rating category and the Level differential is (x) one level, then the higher of the Applicable S&P Rating or the Applicable Moody’s Rating will be the applicable Level; (y) two levels, the Level at the midpoint will be the applicable Level; and (z) more than two levels, the higher of the intermediate Levels will be the applicable Level.

“LIBO Rate”:  with respect to any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited (or any successor thereto) for deposits in Dollars on the London interbank dollar market for a period corresponding to such Interest Period, as reported by Bloomberg Information Services (or any successor thereto) or any other readily available service selected by the Administrative Agent that has been approved by ICE Benchmark Administration Limited (or any successor thereto) as an authorized information vendor for purposes of displaying rates; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall equal the rate determined by the Administrative Agent to be a rate at which Dollar deposits are offered to major banks in the London interbank Eurodollar market for funds to be made available for a period corresponding to such Interest Period.

“Lien”:  with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Guaranty Agreement and the Notes.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Mandatory CP Wind-Down Event”:  as defined in Annex X to the Pooling Agreement.

“Master Trust”:  the Bunge Master Trust created by the Pooling Agreement.

“Master Trust Approved Currency”:  Dollars, Euro, Sterling and Yen.

“Material Adverse Effect”:  (a) a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Borrower or of the Guarantor and its consolidated Subsidiaries taken as a whole, (b) a material impairment of the collectability of the Purchased Loans taken as a whole or (c) a material impairment of the validity or enforceability of this Agreement or any of the other Loan Documents or of the Transaction Documents or the rights or remedies of the Administrative Agent or the Lenders against the Borrower or the Guarantor hereunder or under the other Loan Documents.

“Monthly Settlement Statement”:  as defined in Annex X to the Pooling Agreement.

“Moody’s”:  Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan”:  with respect to any Person, a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which such Person or any ERISA Affiliate of such Person (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-U.S. Lender”:  as defined in Section 2.13(e).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Obligor”:  as defined in Annex X to the Pooling Agreement.

“Original Closing Date”:  May 31, 2013.

“Other Connection Taxes”: with respect to a Lender or any other recipient of payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such Lender or other recipient and the jurisdiction imposing such Tax (other than connections arising from such Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Participant”: as defined in Section 8.6(b).

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, addition to tax or penalties applicable thereto.

“Pari Passu Indebtedness”:  the Dollar Equivalent of (i) Indebtedness for borrowed money, the proceeds of which are used to either increase the Series 2002-1 Invested Amount, refinance Indebtedness originally used for such purpose and/or pay expenses incurred in connection with this Agreement or any such other Indebtedness, and (ii) indebtedness incurred in connection with Hedge Agreements entered into in connection with the Loans hereunder and any Pari Passu Indebtedness described in clause (i) above, in each case which ranks not greater than pari passu (in priority of payment) with the Loans.

“Participant”:  an Other Participant or a Voting Participant.

“Participant Register”:  as defined in Section 8.6(b).

“Payment Period”:  a period commencing on a date on which the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have become due and payable (whether at the stated maturity, by acceleration or otherwise) and ending on the date the Loans (with accrued interest thereon) and all such other amounts are paid in full by the Borrower or the Guarantor.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Person succeeding to the functions thereof.

“Permitted Indebtedness”:  (a) Indebtedness of the Borrower pursuant to this Agreement and (b) Pari Passu Indebtedness.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  a Single Employer Plan or a Multiple Employer Plan.

“Pooling Agreement”:  the Fifth Amended and Restated Pooling Agreement, dated as of June 28, 2004, among Bunge Funding, Bunge Management Services, Inc., as servicer and the Trustee named therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Potential Series 2002-1 Early Amortization Event”:  an event which, with the giving of notice or the lapse of time or both, would constitute a Series 2002-1 Early Amortization Event.

“Prime Rate”:  a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its sole discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Loan Party.

“Prior Credit Agreement”: as defined in Section 8.19.

“Purchased Loans”:  as defined in Annex X to the Pooling Agreement.

“Rate of Exchange”:  as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11:00 A.M., New York time, for the purchase of (as the context shall require) a Master Trust Approved Currency with any other Master Trust Approved Currency on such date.

“Register”:  as defined in Section 8.6(d).

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Required Lenders”:  at any time, the holders (including Voting Participants in accordance with Section 8.6(b)) of more than 50% of the Aggregate Exposure Percentage.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  as to any Person, any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such Person or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers.

“S&P”:  Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Sale Agreement”:  the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among Bunge Funding, as Buyer, Bunge Finance Limited, a Bermuda company, as a Seller, and Bunge Finance North America, Inc., a Delaware corporation, as a Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Series”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Accrued Interest”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Allocated Loan Amount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Collection Subaccount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Early Amortization Event”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Invested Amount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Maximum Invested Amount”:  as defined in Annex X to the Pooling Agreement.

“Series 2002-1 Supplement”:  the Fifth Amended and Restated Series 2002-1 Supplement to the Pooling Agreement, dated as of November 17, 2011, among the Borrower, Bunge Funding, Bunge Management Services, Inc., as Servicer and The Bank of New York Mellon, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Series 2002-1 VFC”:  the interest in the Master Trust created and authorized pursuant to the Series 2002-1 Supplement and the Pooling Agreement that is designated as the “Series 2002-1 VFC Certificate” pursuant to the Series 2002-1 Supplement.

“Servicer”:  Bunge Management Services, Inc., a Delaware corporation, and any “Successor Servicer” (as defined in Annex X to the Pooling Agreement).

“Servicing Agreement”:  the Third Amended and Restated Servicing Agreement, dated as of December 23, 2003, among Bunge Funding, the Servicer, and The Bank of New York Mellon, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

“Single Employer Plan”:  a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent”:  with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate”:  a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling”:  the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Taxes”:  any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”:  May 30, 2018.

“Total Commitments”:  at any time, the aggregate of all Lenders’ Commitment Amounts then in effect.

“Total Loans”:  at any time, the aggregate principal amount of the Loans of the Lenders outstanding at such time.

“Transaction Documents”:  the collective reference to the Pooling Agreement, the Series 2002-1 Supplement, the Series 2002-1 VFC, the Sale Agreement and the Servicing Agreement.

“Transferee”:  any Assignee or Participant.

“Trustee”:  as defined in Annex X to the Pooling Agreement.

“Type”:  as to any Loan, its nature as a Weekly Reset LIBO Rate Loan or a Eurocurrency Loan.

“United States”:  the United States of America.

“Voting Participant”: as defined in Section 8.6(b).

“Voting Participant Notification”: as defined in Section 8.6(b).

“Voting Stock”:  with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weekly Reset LIBO Rate”:  an interest rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to (a) the LIBO Rate for an interest period of one month, as determined in accordance with the definition of “LIBO Rate,” multiplied by (b) the Statutory Reserve Rate; provided, however, upon the occurrence of any event described in Section 2.10, the Weekly Reset LIBO Rate shall be the Prime Rate.  The Weekly Reset LIBO Rate shall be reset weekly, without the necessity of notice being provided to the Borrower or any other Person, on the first Business Day of each week and shall be adjusted automatically on and as of the effective date of any change in the Statutory Reserve Rate.  Information about the then-current Weekly Reset LIBO Rate shall be made available upon telephonic request.

“Weekly Reset LIBO Rate Loans”:  Loans the rate of interest applicable to which is based upon the Weekly Reset LIBO Rate.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”:  the Borrower and the Administrative Agent.

“Yen”:  the lawful currency of Japan.

1.2                               Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein).

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  The Borrower and the Administrative Agent shall use the Rate of Exchange in effect on any applicable date of determination for purposes of calculating the Dollar Equivalent of any amount denominated in a Master Trust Approved Currency other than Dollars.

(f)                                   Notwithstanding any other provision contained herein or in the other Loan Documents, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, and prepared:

(i)                                     in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.2 below (and all defined terms used in the definition of any accounting term used in Section 5.2 below) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 3.15 below. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 5.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at the time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and

(ii)                                  without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower, BFE, BAFC, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.

(g)                                  All references to times of day in this Agreement shall be references to Denver, Colorado time unless otherwise specifically provided.

SECTION 2.                         AMOUNT AND TERMS OF COMMITMENTS

2.1                               Commitments.Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such

Lender’s then-applicable Commitment Amount. The Borrower shall not request and no Lender shall be required to make any Loan if, after making such Loan, the Total Loans would exceed the Total Commitments then in effect. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.10, each Loan shall be either a Weekly Reset LIBO Rate Loan or a Eurocurrency Loan, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6. The Borrower shall repay all outstanding Loans not later than the Termination Date.

2.2                               Procedure for Loan Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day (but not more than once on any single Business Day with respect to Weekly Reset LIBO Rate Loans, unless otherwise approved by the Administrative Agent in its sole discretion), provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by (a) the Administrative Agent prior to 10:00 A.M. three (3) Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (b) the Administrative Agent prior to 9:00 A.M. on the requested Borrowing Date, in the case of Weekly Reset LIBO Rate Loans comprising a Borrowing in an aggregate amount equal to or greater than $200,000,000, or (c) 10:30 A.M. on the requested Borrowing Date, in the case of Weekly Reset LIBO Rate Loans comprising a Borrowing in an aggregate amount less than $200,000,000), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurocurrency Loans, the length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to (y) in the case of Weekly Reset LIBO Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount), and (z) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M. (the “Borrowing Time”), on the Borrowing Date requested by the Borrower, in each case in immediately available Dollar funds, to the Administrative Agent. Such borrowing will then be made available at 2:00 P.M. on the Borrowing Date to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Should any such borrowing notice from the Borrower indicate an account on the books of another bank or financial institution, the Administrative Agent shall transfer the amounts described in such borrowing notice to such account within a reasonable period of time.

2.3                               Commitment Fees, etc.

(a)                                 The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender) a commitment fee in Dollars for the period from and including the date hereof to the last day of the Commitment Period, computed at a rate per annum equal to for each day during such period the Commitment Fee Rate on such day, on the amount of the Available Commitment of such Lender on such day, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)                                 The Borrower agrees to pay to the Administrative Agent all fees in the amounts and on the dates previously or contemporaneously herewith agreed to in writing by the Borrower and the Administrative Agent.

2.4                               Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Loans would exceed the Total Commitments. Any such reduction shall be in an amount equal to at least $10,000,000 or any larger whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.5                               Prepayments.

(a)                                 The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (i) 10:00 A.M. three (3) Business Days prior thereto, in the case of Eurocurrency Loans, and (ii) 10:00 A.M. on the date thereof, in the case of Weekly Reset LIBO Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or Weekly Reset LIBO Rate Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

(b)                                 If, on any day, the sum of the aggregate outstanding principal amount of the Loans hereunder and Pari Passu Indebtedness (after converting all such amounts into the then Dollar Equivalent thereof) exceeds the then current Series 2002-1 Invested Amount outstanding under the Series 2002-1 VFC (after giving effect to any increases or decreases therein on such day), the Borrower shall prepay Loans and/or Pari Passu Indebtedness in an amount sufficient to comply with Section 5.2(a). Any such prepayment of Loans pursuant to this Section 2.5(b) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Borrower shall also pay any amounts owing pursuant to Section 2.14.

(c)                                  If, on any date, the Total Loans outstanding on such date exceed the Total Commitments in effect on such date, the Borrower immediately shall prepay the Loans in the amount of such excess. Any such prepayment of Loans pursuant to this Section 2.5(c) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Borrower shall also pay any amounts owing pursuant to Section 2.14.

2.6                               Conversion and Continuation Options.

(a)                                 The Borrower may elect from time to time to convert Eurocurrency Loans to Weekly Reset LIBO Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M. on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Weekly Reset LIBO Rate Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M. on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Weekly Reset LIBO Rate Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)                                 Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, any such Eurocurrency Loans shall be automatically converted to Weekly Reset LIBO Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7                               Limitations on Eurocurrency Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Borrowing shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (b) no more than ten (10) Eurocurrency Borrowings shall be outstanding at any one time.

2.8                               Interest Rates and Payment Dates.

(a)                                 Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Adjusted LIBO Rate determined for such day, plus (ii) the Applicable Margin.

(b)                                 Each Weekly Reset LIBO Rate Loan shall bear interest at a rate per annum equal to (i) the Weekly Reset LIBO Rate, plus (ii) the Applicable Margin.

(c)                                  During the continuance of an Event of Default all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%. If all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder (other than any amount to which the preceding sentence is applicable) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at the Weekly Reset LIBO Rate plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.9                               Computation of Interest and Fees.

(a)                                 Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Weekly Reset LIBO Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of an Adjusted LIBO Rate. Any change in the interest rate on a Loan resulting from a change in the Weekly Reset LIBO Rate or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.8(a) and 2.8(b).

2.10                        Inability to Determine Interest Rate. If prior to the first day of any Interest Period (with respect to a Eurocurrency Borrowing) or the first Business Day of any week (with respect to a Weekly Reset LIBO Rate):

(a)                                 the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBO Rate required to determine the applicable Adjusted LIBO Rate or Weekly Reset LIBO Rate, or

(b)                                 the Administrative Agent shall have received notice from the Required Lenders that the LIBO Rate required to determine the applicable Adjusted LIBO Rate or Weekly Reset LIBO Rate will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurocurrency Loans requested to be made on the first day of such Interest Period shall be made as Weekly Reset LIBO Rate Loans, (x) any Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as Weekly Reset LIBO Rate Loans, (y) any outstanding Eurocurrency Loans shall be converted, on the last day of the then-current Interest Period, to Weekly Reset LIBO Rate Loans, and (z) the Weekly Reset LIBO Rate shall be the Prime Rate, as provided in the definition of “Weekly Reset LIBO Rate” in Section 1.1. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurocurrency Loans.

2.11                        Pro Rata Treatment and Payments.

(a)                                 Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Commitments of the Lenders. Any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitments of the Lenders. Each payment by the Borrower on account of any commitment fee with respect to any period shall be made pro rata according to the respective average daily Available Commitments of the Lenders for such period; provided, that the Borrower shall not be obligated to pay any commitment fee owed to a Lender with respect to any period during which such Lender became a Defaulting Lender and such Defaulting Lender’s Available Commitment shall not be included in the calculation of the commitment fees owed to the Lenders that are not Defaulting Lenders during such period.

(b)                                 Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in immediately available funds. Payments and prepayments of all amounts hereunder shall be made in Dollars. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing Time on a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, but shall not be so required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on such Borrowing Date, and if the Administrative Agent makes such corresponding amount available to the Borrower, then such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If the Administrative Agent makes such Lender’s share of such borrowing available to the Borrower, and if such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Weekly Reset LIBO Rate Loans, on demand, from the Borrower. The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of its obligation hereunder to make a Loan on such Borrowing Date pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date, and nothing in this Section 2.11(d) or elsewhere in this Agreement or any other Loan Document shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the

Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12                        Requirements of Law.

(a)                                 If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or on any Loan made by it;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Adjusted LIBO Rate or Weekly Reset LIBO Rate; or

(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining any Loans (other than Weekly Reset LIBO Rate Loans determined by reference to the Prime Rate) or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and

provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)                                 Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

2.13                        Taxes.

(a)                                 All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by the Borrower to the Administrative Agent or such Lender shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If (i) the Borrower fails to pay any Indemnified Taxes or Other Taxes when due to the appropriate taxing authority or (ii) the Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Indemnified Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for any Taxes that are imposed on the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d)                                 Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent (to the extent not reimbursed by the Guarantor or the Borrower and without limiting the obligation of the Guarantor or the Borrower to do so), together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)                                  Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and the applicable Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(f)                                   A Lender (or participant) that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender (or participant) is legally entitled to complete, execute and deliver such documentation and in such Lender’s (or participant’s) judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender (or participant).

(g)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 If the Administrative Agent or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower agrees to pay, upon the request of the Administrative Agent or such Lender, the amount paid over to the Borrower pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require the Administrative Agent or a Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower.

(i)                                     The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14                        Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto or (d) the assignment of any Eurocurrency Loan other than on the last day of an Interest Period with respect thereto as the result of a request by the Borrower pursuant to Section 2.17(a); provided, however, that the Borrower shall not be obligated to indemnify a Defaulting Lender for any such loss or expense (incurred while such Lender was a Defaulting Lender) related to the prepayment or assignment of any Eurocurrency Loan owed to such Defaulting Lender. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15                        Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16                        Illegality. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority shall, in the reasonable opinion of counsel to any Lender, make it unlawful for such Lender to make or maintain any Eurocurrency Loan, then such Lender may, by notice to the Borrower (with notice to the Administrative Agent), immediately declare that such Eurocurrency Loan shall be due and payable. The Borrower shall repay any such Eurocurrency Loan declared so due and payable in full on the last day of the Interest Period applicable thereto or earlier if required by law, together with accrued interest thereon. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which such Lender has knowledge which would entitle it to repayment pursuant to this Section 2.16 and will use its reasonable efforts to mitigate the effect of any event if, in the sole and absolute opinion of such Lender, such efforts will avoid the need for such prepayment and will not be otherwise disadvantageous to such Lender.

2.17                        Replacement of Lenders.

(a)                                 The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (viii) the Borrower shall remain liable to such replaced Lender for all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be.

(b)                                 The Borrower shall be permitted to replace any Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.                         REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1                               No Change. Since December 31, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.2                               Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (e) with respect to the transactions contemplated hereunder, is in compliance in all material respects with all Requirements of Law promulgated by the U.S. Treasury Department Office of Foreign Assets Control pursuant to the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et. seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order promulgated thereunder (including having in full force and effect any required licenses thereunder).

3.3                               Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Loans hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the Loans on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which the Borrower is a party, except consents, authorizations, filings and notices described in Schedule 3.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.4                               No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien (other than any Borrower Permitted Lien) on any of the Borrower’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

3.5                               Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents to which the Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

3.6                               No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.7                               Ownership of Property; Liens. The Borrower has good title to all its property, and none of such property is subject to any Lien other than Borrower Permitted Liens.

3.8                               Taxes. The Borrower has filed or caused to be filed all federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No tax Lien (other than any Borrower Permitted Lien) has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

3.9                               Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.10                        Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.11                        No Subsidiaries. The Borrower has no direct or indirect Subsidiaries.

3.12                        Use of Proceeds. The proceeds of Loans made on the Original Closing Date were used (to the extent necessary) to repay the Borrower’s obligations to CoBank under the JPMorgan Credit Agreement (as defined in the Prior Credit Agreement). The proceeds of Loans made on the Phase II Effective Date (as defined in the Prior Credit Agreement) were used (to the extent necessary) to repay in full the “Tranche A Loans” under and as defined in the 2012 Credit Agreement (as defined in the Prior Credit Agreement). The proceeds of all other Loans made under the Prior Credit Agreement were used, and the proceeds of all Loans made hereunder shall be used, solely to either (i) make advances under the

Series 2002-1 VFC, (ii) repay Permitted Indebtedness outstanding from time to time or (iii) pay expenses incurred in connection with this Agreement and any Pari Passu Indebtedness.

3.13                        Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.14                        Limited Purpose. The Borrower is a single purpose entity that was formed for the sole purpose of (i) holding the Series 2002-1 VFC, (ii) borrowing under the Commitments hereunder, (iii) incurring Pari Passu Indebtedness and (iv) entering into Hedge Agreements in connection with the Commitments hereunder and such Pari Passu Indebtedness. Other than cash derived from Hedge Agreements and distributions of Series 2002-1 Accrued Interest and Series 2002-1 Invested Amount to the Borrower under the Series 2002-1 VFC, which cash shall be used by the Borrower solely to make interest, principal and premium (if any) payments under this Agreement and under any Pari Passu Indebtedness and to pay for its reasonable operating expenses (and, in the case of cash derived from Hedge Agreements, to make advances under the Series 2002-1 VFC), the Series 2002-1 VFC is the sole asset of the Borrower.

3.15                        Financial Condition. The balance sheet of the Borrower as at December 31, 2013 and the related statements of income for the fiscal year ended on such date, reported on by the Borrower’s independent public accountants, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Borrower as at such date, and the results of operations for the fiscal year then ended. Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).

SECTION 4.                         CONDITIONS PRECEDENT

4.1                               Conditions to Effectiveness. This Agreement shall become effective on the first day on which all of the following conditions have been satisfied:

(a)                                 Credit Agreement; Notes; Guaranty Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1; (ii) such Notes, executed and delivered by the Borrower, as may be requested by any Lender; and (iii) the Guaranty Agreement, executed and delivered by the Guarantor.

(b)                                 Series 2002-1 VFC. The conditions set forth in Section 8.01 of the Series 2002-1 Supplement shall have been satisfied, and the Series 2002-1 VFC shall have been issued and delivered to the Borrower pursuant to the Series 2002-1 Supplement.  In addition, the Administrative Agent shall have received a Responsible Officer’s certificate, dated the Closing Date, certifying as to the foregoing matters and attaching true and correct copies of the documents delivered pursuant to Section 8.01 of the Series 2002-1 Supplement (including without limitation the Series 2002-1 Supplement, the Pooling Agreement and the Servicing Agreement).

(c)                                  Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d)                                 Closing Certificates; Good Standing Certificates. The Administrative Agent shall have received (i) a Responsible Officer’s certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-1 and a secretary’s certificate of the Borrower, dated the

Closing Date, substantially in the form of Exhibit B-2, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the certificate of incorporation of the Borrower, certified by the relevant authority of the jurisdiction of organization of the Borrower, and the bylaws of the Borrower, (B) Board of Directors resolutions in respect of the Loan Documents to which the Borrower is a party, and (C) incumbency certificates with respect to the Borrower, (ii) a Responsible Officer’s certificate of the Guarantor, dated the Closing Date, substantially in the form of Exhibit B-3 and a certificate of the secretary or assistant secretary of the Guarantor, dated the Closing Date, substantially in the form of Exhibit B-4, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the certificate of incorporation and memorandum of association of the Guarantor and the bye-laws of the Guarantor, (B) Board of Directors resolutions in respect of the Loan Documents to which the Guarantor is a party, and (C) incumbency certificates with respect to the Guarantor, and (iii) a good standing certificate (or similar certificate) for each of the Borrower and the Guarantor from their respective jurisdictions of organization.

(e)                                  Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each dated on the Closing Date:

(i)                                     the legal opinion of Reed Smith LLP, New York counsel to the Borrower and New York counsel to the Guarantor, substantially in the form of Exhibit D-1; and

(ii)                                  the legal opinion of Conyers Dill & Pearman Limited, Bermuda counsel to the Guarantor, substantially in the form of Exhibit D-2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f)                                   Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date; provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14 and 3.15 shall be true and correct in all respects as of such date.

(g)                                  Compliance with Laws. The Administrative Agent shall have received evidence reasonably satisfactory to it that the business conducted and proposed to be conducted by the Borrower and the Guarantor is in compliance with all applicable laws and regulations and that all registrations, filings and licenses and/or consents required to be obtained by the Borrower or the Guarantor, as the case may be, in connection therewith have been made or obtained and are in full force and effect.

(h)                                 No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event. No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing.

(i)                                     Guarantor Financials. The Administrative Agent shall have received (i) audited consolidated financial statements of the Guarantor for its fiscal year ended December 31, 2013, and (ii) unaudited consolidated financial statements for its fiscal quarter ended March 31, 2014.

(j)                                    Guarantor, Master Trust and Borrower Rating. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Guarantor’s long-term unsecured debt rating or senior implied rating, as applicable, is at least “BBB-” by S&P and either the Master Trust’s or the Borrower’s long-term unsecured debt rating is at least “Baa3” by Moody’s.

4.2                               Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including its initial Loan) is subject to the satisfaction of the following conditions precedent:

(a)                                 Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, the representations and warranties made in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.9, 3.13, 3.14 and 3.15 shall be true and correct in all respects on and as of such date as if made on and as of such date.

(b)                                 No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c)                                  No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event. No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5.                         COVENANTS

While this Agreement is in effect (i.e., until all indebtedness and other amounts payable by the Borrower hereunder have been paid in full and the Lenders no longer have any Commitments hereunder), the Borrower agrees that:

5.1                               Affirmative Covenants. The Borrower shall:

(a)                                 Provide the Administrative Agent all information that the Administrative Agent may reasonably request in writing concerning the business of the Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Borrower’s fiscal year.

(b)                                 Furnish or cause to be furnished to the Administrative Agent prompt written notice of the filing or commencement of any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority against or affecting the Borrower that could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Furnish or cause to be furnished to the Administrative Agent in sufficient number for each Lender, copies of all (i) Daily Reports prepared by the Servicer pursuant to Section 5.1(o), (ii) notices of Series 2002-1 Early Amortization Events and (iii) Monthly Settlement Statements; provided that the documents set forth in clauses (i) and (iii) above shall be provided only upon the request of the Administrative Agent or the Required Lenders.

(d)                                 Take all actions necessary to ensure that all taxes and other governmental claims in respect of the Borrower’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.

(e)                                  Comply with all Requirements of Law except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Loan Documents.

(f)                                   Advise the Administrative Agent of the occurrence of each Default or Event of Default as promptly as practicable after the Borrower becomes aware of any such Default or Event of Default.

(g)                                  Furnish to the Administrative Agent in sufficient number for each Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements consisting of the balance sheet of the Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Administrative Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.

(h)                                 Furnish to the Administrative Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Borrower, unaudited financial statements consisting of a balance sheet of the Borrower as at the end of such quarter and a statement of income and retained earnings and of cash flow for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.

(i)                                     Furnish, or cause to be furnished, to the Administrative Agent together with the financial statements required pursuant to clause (g) and clause (h) a certificate of a Responsible Officer of the Borrower stating (i) that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower, (ii) that the Borrower is in compliance with Section 5.1(k) and (iii) all information and calculations necessary for determining compliance by the Borrower with Section 5.2(a) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.

(j)                                    (i) Except as otherwise permitted by the Loan Documents, preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(k)                                 (i) Use the proceeds from the Loans hereunder solely as represented in Section 3.12, and (ii) either (1) use the proceeds from any Pari Passu Indebtedness to make advances under the Series 2002-1 VFC, (2) use the proceeds from any Pari Passu Indebtedness to repay Permitted Indebtedness outstanding from time to time or (3) use the proceeds from any Pari Passu Indebtedness to pay expenses incurred in connection with this Agreement and any such Pari Passu Indebtedness.

(l)                                     Provide notice to the Administrative Agent:

(i)                                     promptly and in any event within ten (10) days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

(ii)                                  promptly and in any event within two (2) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(iii)                               promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B) above; and

(iv)                              promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Borrower or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Administrative Agent, which request shall not be more frequent than once during any twelve (12) month period, the Borrower or applicable ERISA Affiliate shall promptly make a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.

(m)                             On each day after the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have become due and payable (whether at the stated maturity, by acceleration, or otherwise), give the notice contemplated by Section 2.06 of the Series 2002-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2002-1 Collection Subaccount on such day and (ii) the outstanding principal amount of the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents.

(n)                                 At the direction of the Administrative Agent or the Required Lenders, exercise its right under Section 8.14 of the Pooling Agreement to direct the Trustee under the Master Trust when the Lenders are affected by the conduct of any proceeding or the exercise of any right conferred on the Trustee under the Master Trust.

(o)                                 On each Business Day on which a Loan is made, cause the Servicer to submit a Daily Report to the Borrower and to the Trustee under the Master Trust no later than 12:00 (Noon), New York City time, setting forth the information required by Section 4.01 of the Servicing Agreement.

5.2                               Negative Covenants. The Borrower will not:

(a)                                 Permit the Series 2002-1 Allocated Loan Amount to be less than the arithmetic product of:

(i)                                     adding (A) the aggregate principal amount of and accrued interest on the Total Loans outstanding hereunder and (B) all other Pari Passu Indebtedness outstanding (including any net payment obligations of the Borrower related to Hedge Agreements, but excluding all Hedge Termination Amounts due and owing by the Borrower); and deducting therefrom

(ii)                                  the aggregate Dollar Equivalent amount of any Master Trust Approved Currencies (including any net receipts from Hedge Agreements, but excluding any Hedge Termination Amounts received by the Borrower) on deposit in any Borrower Account or the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), that are unconditionally available to repay the aggregate amount of the Indebtedness and interest accrued thereon described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a) (or with respect to the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), unconditionally available to repay the principal and accrued interest on the Series 2002-1 VFC Certificate which Master Trust Approved Currency amounts are in turn unconditionally available to make such payments on the principal of and accrued interest on the Total Loans and other Pari Passu Indebtedness described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a)).

(b)                                 Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, including without limitation the Series 2002-1 VFC, whether now owned or hereafter acquired, other than Borrower Permitted Liens.

(c)                                  Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.

(d)                                 Except as contemplated by the Loan Documents or the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

(e)                                  Enter into any merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset, or engage in any transaction which would result in the Borrower ceasing to be, directly or indirectly, a wholly-owned Subsidiary of Guarantor.

(f)                                   Enter into or be a party to any agreement or instrument other than the Loan Documents, the Transaction Documents to which it is a party, and any agreement or instrument related to the incurrence of Pari Passu Indebtedness.

(g)                                  Enter into or be a party to any agreement or instrument related to the incurrence of Pari Passu Indebtedness that does not include a provision substantially to the effect set forth in Section 8.16.

(h)                                 Except as permitted by any Transaction Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Administrative Agent.

(i)                                     Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Loan Documents and the Transaction Documents.

(j)                                    Amend its certificate of incorporation or bylaws without the prior written consent of the Administrative Agent.

(k)                                 Amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this Section 5.2(k). Any provision of any Transaction Document may be amended, waived, supplemented, restated, discharged or terminated with ten (10) Business Days’ prior written notice to the Administrative Agent, but without the consent of the Administrative Agent or the Lenders; provided such amendment, waiver, supplement or restatement does not (A) render the Series 2002-1 VFC subordinate in payment to any other Series under the Master Trust or otherwise adversely discriminate against the Series 2002-1 VFC relative to any other Series under the Master Trust, (B) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on or in respect of the Series 2002-1 VFC, (C) change the definition of, the manner of calculating, or in any way the amount of, the interest of the Borrower in the assets of the Master Trust, (D) change the definitions of “Eligible Loans”, “Eligible Obligor”, “Series 2002-1 Allocated Loan Amount”, “Series 2002-1 Invested Amount” or “Series 2002-1 Target Loan Amount” in Annex X or, to the extent used in such definitions, other defined terms used in such definitions, (E) result in an Event of Default, (F) change the ability of the Trustee to declare the Purchased Loans to be immediately due and payable or the ability of the Administrative Agent or the Required Lenders to directly or indirectly require the Trustee to do so, (G) following the occurrence and during the continuation of a Mandatory CP Wind-Down Event, increase the Series 2002-1 Maximum Invested Amount, or (H) effect any amendment that would cause or permit the Series 2002-1 Target Loan Amount to exceed the Series 2002-1 Allocated Loan Amount; and provided, further, that the Administrative Agent shall have received prior notice thereof together with copies of any documentation related thereto. Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in clauses (A), (B), (C), (D), (E), (F), (G) or (H) above shall require the written consent of the Administrative Agent acting at the direction of the Required Lenders.

(l)                                     Grant any powers of attorney to any Person for any purposes except where permitted by the Loan Documents.

(m)                             Increase the Series 2002-1 Invested Amount during any Payment Period.

(n)                                 Take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement.

(o)                                 Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its borrowings under this Agreement or other Pari Passu Indebtedness.

5.3                               Use of Websites.

(a)                                 The Borrower may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Borrower and the Administrative Agent (the “Designated Website”) by notifying the Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Borrower shall supply the Administrative Agent with one copy in paper form of any information which is posted onto the website.

(b)                                 The Administrative Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Administrative Agent.

(c)                                  The Borrower shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:

(i)                                     the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                               any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                              any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                 the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Administrative Agent under Section 5.3(c)(i) or Section 5.3(c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

SECTION 6.                         EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                 the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, fees or any other amount payable hereunder or under any other Loan Document, within three (3) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by the Borrower or the Guarantor herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)                                  the Borrower shall default in the observance or performance of any agreement contained in Section 5.1(f), Section 5.1(j)(i) or Section 5.2 of this Agreement or the Guarantor shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h), 8.1(i) or 8.2 of the Guaranty Agreement; or

(d)                                 the Borrower or the Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower or the Guarantor has knowledge of such default and (ii) the Borrower or the Guarantor receives written notice thereof from the Administrative Agent or the Required Lenders; or

(e)                                  the Borrower, BAFC, BFE or any other Investor Certificateholder that is an Affiliate of the Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; provided, further, that the immediately preceding proviso shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days; or

(f)                                   any Group Member (other than the Borrower) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; or

(g)                                  (i) any Group Member or Bunge Funding shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member or Bunge Funding shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member or Bunge Funding shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Group Member or Bunge Funding shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)                                 one or more judgments or decrees shall be entered against any Group Member (other than the Borrower) involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(i)                                     one or more judgments or decrees shall be entered against the Borrower involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(j)                                    any of the Loan Documents or the Transaction Documents shall cease, for any reason, to be in full force and effect or the Borrower or the Guarantor shall so assert in writing; or

(k)                                 a Change in Control of the Guarantor shall have occurred; or

(l)                                     the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and shall not be exempt from compliance under such Act;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to the Borrower or the Guarantor, then in such case automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, instruct the Borrower to, and in such event the Borrower shall, instruct the Trustee of the Master Trust to declare the principal and accrued interest in respect of the Purchased Loans to be due and payable (provided that, for the avoidance of doubt, the Borrower acknowledges and agrees that if it fails to give such instructions, the Administrative Agent may do so on its behalf). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 7.                         AGENCY

7.1                               Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

7.2                               Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

7.3                               Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

7.4                               Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Guarantor or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan or other event that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent has received notice to the contrary from such Lender prior to the making of such Loan or otherwise acting upon such event. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

7.5                               Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

7.6                               Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

7.7                               Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Guarantor or the Borrower and without limiting the obligation of the Guarantor or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

7.8                               Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

7.9                               Successor Administrative Agent. The Administrative Agent may resign, or shall resign upon the request of the Required Lenders in the event the Administrative Agent becomes a Defaulting Lender, as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 6(a), 6(e) or 6(g) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 7.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

7.10                        Administrative Agent Communications. The Administrative Agent shall provide to each Lender a copy of each material report, certificate, statement or other communication required to be delivered to it under the Loan Documents and which has not been delivered to the Lenders; provided, that posting by the Administrative Agent to Syndtrak or to a similar electronic distribution location shall satisfy the requirements of this Section. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-

venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

SECTION 8.                         MISCELLANEOUS

8.1                               Amendments and Waivers.

(a)                                 Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (w) reduce (by way of forgiveness or otherwise) the principal amount or extend the final scheduled date of maturity of any Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement or the other Loan Documents shall not constitute a reduction in the rate of interest or fees for purposes of this clause (w)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, or increase any Lender’s Aggregate Exposure Percentage, in each case without the written consent of each Lender directly affected thereby; (x) eliminate or reduce the voting rights of any Lender, or otherwise amend any provisions, under this Section 8.1 without the written consent of such Lender; (y) waive any of the conditions set forth in Section 4.1 or Section 4.2, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, amend or waive Section 5.1(k), or release the Guarantor from its obligations under the Guaranty Agreement, or assign any obligations under the Guaranty Agreement, effect any action pursuant to Section 17 of the Guaranty Agreement, or change any provision hereof requiring ratable funding or ratable sharing of payments or setoffs or otherwise related to the pro rata treatment of Lenders, in each case without the written consent of all Lenders; or (z) amend, modify or waive any provision of Section 7 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)                                 Notwithstanding Section 8.1(a), the Commitments and Aggregate Exposure of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.1(a), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.

8.2                               Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	11720 Borman Drive St. Louis, Missouri 63146 Attention: Treasurer Telephone No: (314) 292-2908 Facsimile: (314) 292-4908

with a copy to:

Bunge Limited 50 Main Street White Plains, New York 10606 Attention: Treasurer Telephone No.: (914) 684-3283 Facsimile: (914) 684-3365

Administrative Agent:	CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111 Attention: Agency/Syndication Servicing Telephone No: (303) 740-4031 Facsimile: (303) 740-4021 Email: agencybank@cobank.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In addition to the foregoing, notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent may, at its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that the approval of such procedures may be limited to particular notices or communications.  Notwithstanding anything to the contrary contained herein, unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address of the Administrative Agent shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

8.3                               No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4                               Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

8.5                               Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the properties owned by such Group Members and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith of such Indemnitee’s obligations under the Loan Documents. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to Treasurer (Telephone No. (914) 684-3365; Facsimile No. (914) 684-3283), at the address of Bunge Limited set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 8.5 shall survive repayment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 8.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

8.6                               Successors and Assigns; Participations and Assignments.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and (ii) any attempted assignment or transfer by the Borrower without such consent shall be null and void.

(b)                                 Notwithstanding anything in this Section to the contrary, any Farm Credit Lender that (i) is the owner of a participation from any Lender other than any Conduit Lender in the minimum original face amount of $5,000,000, (ii) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower (provided no Default or Event of Default has occurred and is continuing) and the Administrative Agent (in each case, which shall not be unreasonably withheld) to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation and notwithstanding any subparticipation by such Farm Credit Lender (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action.  To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (x) state the full name, as well as all contact information required of an Assignee in an Assignment and Acceptance Agreement and (y) state the dollar amount of the participation purchased.  The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, reduction or increase in the amount of, such participation.  The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Exhibit I hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower or the Administrative Agent.  The voting rights hereunder are solely for the benefit of the Voting Participant and shall not inure to any assignee or participant of the Voting Participant.  Any Lender other than any Conduit Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than the Borrower or any of its Affiliates or a natural Person) (each, an “Other Participant”) non-voting participating or non-voting sub-participating interests in any Loan owing to such Lender, the Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating or sub-participating interest to a Participant, except as otherwise provided below, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Other Participant under any such participation or sub-participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except any amendment, waiver or consent described in clause (w) or (x) of the proviso to Section 8.1(a) that affects such Participant, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating or sub-participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating or sub-participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating or sub-participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.7 as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (and subject to the limitations thereof) with respect to its participation or sub-participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of Section 2.13 as if it was a Lender, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Section 2.12, 2.13 or 2.14 (as the case may be) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, on behalf of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)                                  Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Person (other than the Borrower or any of its Affiliates) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed, and in the case of the Borrower shall be deemed to have been given if the Borrower has not responded to a proposed assignment within five (5) Business Days following its receipt of notice of such proposed assignment) shall be required in the case of (x) any assignment to a Person that is not a Lender or a Lender Affiliate or (y) any assignment of a Commitment to a Person that is not a Lender or a Lender Affiliate (except that the consent of the Borrower shall not be required for any assignment that occurs when either a Default or an Event of Default shall have occurred and be continuing) and (ii) unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 8.6(c).

(d)                                 The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including Voting Participants) and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender (and each Voting Participant) from time to time, which Register shall be made available to the Borrower and any Lender or Voting Participant upon reasonable request. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders (including the Voting Participants) shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan or sale of a voting participation in any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 8.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (such fee not payable with respect to assignments to an Assignor’s Affiliate and such fee not to be payable by the Borrower, except for an assignment pursuant to Section 2.17), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)                                   For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank, any other central bank or any Farm Credit Lender in accordance with applicable law.

(g)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h)                                 Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

8.7                               Adjustments; Set-off.

(a)                                 Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders on a non pro rata basis, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Guarantor or the Borrower, any such notice being expressly waived by the Guarantor and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Guarantor or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Guarantor or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.8                               Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

8.9                               Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10                        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantor, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11                        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12                        Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13                        Acknowledgements. The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

8.14                        Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (the “Permitted Parties”), (d) upon the request or demand of any Governmental Authority (including the Farm Credit Administration), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued or any insurer, insurance broker or direct or indirect provider of credit protection with respect to such Lender or Permitted Parties, (i) to any credit insurance provider relating to the Borrower and its obligations, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (k) to the CUSIP Service Bureau or any similar organization, (l) in connection with the exercise of any remedy hereunder or under any other Loan Document or (m) with the prior written consent of the Borrower.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

8.15                        WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.16                        No Bankruptcy Petition Against the Borrower; Liability of the Borrower.

(a)                                 Each of the Administrative Agent and the Lenders hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Loans and other amounts payable hereunder and all Pari Passu Indebtedness, it will not institute against, or join with or assist any other Person in instituting against, the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable insolvency laws. This Section 8.16 shall survive the termination of this Agreement.

(b)                                 Notwithstanding any other provision hereof or of any other Loan Documents, the sole remedy of the Administrative Agent, any Lender or any other Person against the Borrower in respect of any obligation, covenant, representation, warranty or agreement of the Borrower under or related to this Agreement or any other Loan Document shall be against the assets of the Borrower. Neither the Administrative Agent, nor any Lender nor any other Person shall have any claim against the Borrower to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this Section 8.16 apply solely to the obligations of the Borrower and shall not extinguish such shortfall or otherwise restrict such Person’s rights or remedies against the Guarantor for purposes of the obligations of the Guarantor to any Person under the Guaranty Agreement.

8.17                        Conversion of Approved Currencies into Dollars. Unless the context otherwise requires, any calculation of an amount or percentage that is required to be made by the Borrower or the Administrative Agent under the Loan Documents shall be made by first converting any amounts denominated in Master Trust Approved Currencies other than Dollars into Dollars at the Rate of Exchange pursuant to Section 1.2(e).

8.18                        U.S.A. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

8.19                        Amendment and Restatement. Upon the Closing Date, including satisfaction of the conditions precedent set forth in Section 4.1 hereof, the Credit Agreement dated as of May 30, 2013 among the Borrower, the Lenders and the Administrative Agent (the “Prior Credit Agreement”) shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement.  This Agreement shall not constitute a novation or settlement of the Prior Credit Agreement or the indebtedness created thereunder.  All Loans made and Obligations under the Existing Credit Agreement that are outstanding on the Closing Date shall continue as Loans and Obligations under (and, as of the Closing Date, shall be governed by the terms of) this Agreement and the agreements, documents and instruments delivered together herewith.

Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BUNGE LIMITED FINANCE CORP.

By:	/s/ Premchand Kanneganti
Printed Name:	Premchand Kanneganti
Title:	President

Signature page to Amended and Restated Revolving Credit Agreement

COBANK, ACB, as Administrative Agent and Lender

By:	/s/ Hal Nelson
Printed Name:	Hal Nelson
Title:	Vice President

Signature page to Amended and Restated Revolving Credit Agreement

Schedule 1.1

Commitments

Lender	Initial Commitment
CoBank, ACB	$865,000,000
TOTAL	$865,000,000

Schedule 3.3

Consents, Authorizations, Filings and Notices

None.